Exhibit B

-EXECUTION COPY-

ADDENDUM TO DEVELOPMENT AND SUPPLY AGREEMENT

          This ADDENDUM is entered into on July 2005 (the “Effective Date”), among Zarlink Semiconductor AB, a Swedish corporation (“Zarlink AB”), Zarlink Semiconductor Limited, a United Kingdom limited liability company (“Zarlink UK”), and Zarlink Semiconductor (U.S.) Inc., a Delaware corporation (“Zarlink US” and, together with Zarlink AB and Zarlink UK, “Zarlink”), on a joint and several basis, and Given Imaging Ltd., an Israeli corporation (“Given”).

          WHEREAS, Given and Zarlink are parties to a Development and Supply Agreement, dated April 8, 2002 (the “Agreement”) for the design, manufacture and supply by Zarlink to the benefit of Given, of customized, application specific integrated circuits (the “Circuits”) that are used in Given’s proprietary single-use, disposable color in-vivo video PillCamTM swallowable capsule used in connection with its proprietary wireless gastrointestinal imaging system (the “PillCamTM Capsule”); and

          WHEREAS, Given wishes to have Zarlink design, develop, manufacture and supply advanced Circuits to be used in its PillCam Capsules (the “GULP II Circuits”), in accordance with specifications provided by Given and the terms of this Addendum and the Agreement; and Zarlink wishes to perform such work;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, Zarlink and Given, intending to be legally bound, agree as follows:

1. Relations to the Agreement.

                    a. This Addendum supplements the Agreement. Except as otherwise specifically sets forth herein, the provisions of the Agreement shall continue in full force and effect and shall apply to the development, design, manufacture and supply of the GULP2 Circuits.

                    b. All references in the Agreement to “Circuits,” “Circuit Specifications” and otherwise to “circuits” in any defined term, shall be deemed references to the GULP II Circuits.

                    c. All references in the Agreement to “Milestone,” “Milestone Schedule” and “Milestone Date” shall be deemed references to the development milestones of the GULP II Circuit.

                    d. All references to “M2A” shall be deemed references to “PillCam.”

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                    e. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

2. Development Program. The Development Work of the GULP II Circuit shall be performed in accordance with and shall be subject to the provisions of Section 2 of the Agreement, except that the development milestones schedule shall be as set forth below, unless extended from time to time by mutual agreement pursuant to Section 2.7 of the Agreement:

Development Phase	Milestone	Target Milestone Date

Specification Phase	Feasibility complete	< * * * >

Design Phase	Completion of concept and key blocks design review	< * * * >

Design Phase	Acceptance of design and tape-out	< * * * >

Prototype Phase	Release of Initial Prototype	< * * * >

Prototype Phase	Acceptance of Initial Prototype	< * * * >

Prototype Phase	Acceptance of Final Prototype and release to pre-production	< * * * >

3. Payment. With respect to the development of the GULP II Circuits, Section 2.6 of the Agreement shall be replaced with the provisions of this Section 3. In complete payment for the Development Work (including the Prototypes), Given shall pay Zarlink the fixed amount of < * * * > U.S. dollars ($< * * * >) for its non-recurring engineering and capital expenditures (“NRE”) incurred in performing the Development Work (as such NRE may be adjusted from time to time by mutual agreement pursuant to Section 2.7 of the Agreement, the “Development Cost”). The NRE shall be payable in installments on each of the following dates in amounts equal to the percentage thereof set forth opposite such date:

   < * * * > Omitted pursuant to a confidential treatment request. The confidential information has been separately filed with the SEC.

Date	Amount of NRE

Completion of Feasibility Study	$< * * * >

Completion of design review	$< * * * >

Design Acceptance Date and tape-out	$< * * * >

Release of Initial Prototypes	$< * * * >

Acceptance of Initial Prototypes	$< * * * >

Prototype Acceptance Date and release of pre-production	$< * * * >

          Zarlink shall submit an invoice to Given for each installment upon achievement of the relevant Milestone Date. Given shall pay each such invoice in U.S. dollars, net < * * * > days from the date the invoice is received.

4. Design Escrow. Upon the Specification Acceptance Date and the Design Acceptance Date, and at Given’s request, Zarlink shall deposit in escrow with the Escrow Agent all the Escrow Documents related to the GULP II Circuits and the provisions of Section 2.9 of the Agreement shall apply.

5. Registration of IP. - Section 3.4 (b) of the Agreement is amended by deleting “a” before “list” in the second last line, replacing it with “an initial” and deleting “will” in the same line and replacing it with “may”. In addition, the following sentence shall be inserted immediately prior to the last sentence: “Each party will update such list from time to time to add other countries in which such party intends to file such patent application.”

6. Production of Circuits and Prices. With respect to the GULP II Circuits, Section 6 of the Agreement (Production Circuits and Prices) shall be amended as follows:

                    a. As long as Sections 6.2 (a) and 6.6 of the Agreement are in effect with respect to minimum quantities and purchase commitments of the original Circuit, any

   < * * * > Omitted pursuant to a confidential treatment request. The confidential information has been separately filed with the SEC.

number of the GULP II Circuits delivered to and purchased by Given following the Prototype Acceptance Date of the GULP II Circuit shall be counted and included in such minimum quantities and purchase commitments. After the period covered by these sections (measured from the Prototype Acceptance Date of the original Circuits) expire, there shall be no minimum quantities and purchase commitment with respect to the GULP II Circuits standing alone, and Sections 6.2 (a) and 6.6 shall be disregarded. For greater certainty it is understood and agreed that Section 6 of this Addendum does not amend Section 6.2 (b) and Section 6.2 (b) applies in full force in regards to the GULP II Circuits

                    b. In lieu of Section 6.4 of the Agreement, the unit price for the GULP II Circuits is set forth below opposite the volume of Production Circuits delivered in each of the 12-month periods beginning on the first delivery following the Prototype Acceptance Date and ending on the anniversary thereof and thereafter beginning and ending on each anniversary of such date:

Annual Volume	Unit Price

< * * * >	$< * * * >

< * * * >	$< * * * >

< * * * >	$< * * * >

< * * * >	$< * * * >

< * * * >	$< * * * >

< * * * >	$< * * * >

7. Term and Termination. The provisions of Section 11 of the Agreement shall, and they hereby are, amended as follows:

                    a. The initial term of the Agreement as set forth in Section 11.1 of the Agreement is extended until April 8, 2012 (with respect to both the Circuits and the GULP II Circuits).

                    b. With respect to the GULP II Circuits, the reference in Section 11.5 of the Agreement (Last-Time Buy) to Section 6.6 is deleted.

   < * * * > Omitted pursuant to a confidential treatment request. The confidential information has been separately filed with the SEC.

                    c. With respect to the GULP II Circuits, Section 11.6 of the Agreement is deleted in its entirety.

8. Given Authorized Representative. The Authorized Representative of Given is Mr. Micha Nisani. Given may replace the authorized representative from time to time upon written notice to Zarlink.

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          IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Addendum to Development and Supply Agreement as of the date first set forth above.

ZARLINK SEMICONDUCTOR AB

By:	/s/ Stephen J. Swift

Name: Stephen J. Swift
Title: Director

ZARLINK SEMICONDUCTOR LIMITED

By:	/s/ Dan McIntyre

Name: Dan McIntyre
Title: Director

ZARLINK SEMICONDUCTOR (U.S.) INC.

By:	/s/ Stephen J. Swift

Name: Stephen J. Swift
Title: Senior Vice President

GIVEN IMAGING LTD.

By:	/s/ Doron Birger

Name: Doron Birger
Title: Chairman

By:	/s/ Gavriel Meron

Name: President & CEO
Title: Gavriel Meron